December 8, 1995


Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

  Re:File No. 70-8713 Declaration With Respect To
Issue And Sale Of Notes To Banks

Ladies and Gentlemen:

     As counsel for Eastern Edison Company ("Eastern"), Montaup Electric Company ("Montaup"), EUA Service Corporation ("Service"), Blackstone Valley Electric Company ("Blackstone"), Newport Electric Corporation ("Newport") and EUA Ocean State Corporation ("Ocean State"), we are furnishing this opinion to be used in connection with the filing of the application-declaration on Form U-1 under the Public Utility Holding Company Act of 1935, as amended, (the "Application-Declaration") filed by Eastern, Montaup, Service, Blackstone, Newport and Ocean State with the Securities and Exchange Commission (the "SEC"), on October 6, 1995, File No. 70-8713. The Application-Declaration requests authority to issue and sell short-term notes (the "Notes") to banks through the period ending December 31, 1997 in aggregate amounts outstanding at any one time not to exceed $20 million in the case of Eastern, $20 million in the case of Montaup, $15 million in the case of Blackstone, $5 million in the case of Service, $12 million in the case of Newport and $5 million in the case of Ocean State (referred to together hereinafter as the "Proposed Transactions").

     It is our opinion, subject to the additional assumptions, exceptions and qualifications hereinafter stated, that in the event that the Proposed Transactions are consummated in accordance with the Application-Declaration:

     (a) All state laws applicable to the Proposed Transactions will have been complied with by Eastern, Montaup, Service, Blackstone, Newport and Ocean State.

     (b) Eastern, Montaup and Service, issuers of Notes to evidence bank borrowings in accordance with the Application -Declaration, are all validly organized and duly existing corporations organized under the laws of the Commonwealth of Massachusetts and any Notes issued by Eastern, Montaup or Service will be valid and binding obligations of Eastern, Montaup or Service, as the case may be, in accordance with the their terms.

     (c) Blackstone, Newport and Ocean State, also issuers of Notes to evidence bank borrowings in accordance with the Application-Declaration, are all validly organized and duly existing corporations organized under the laws of the State of Rhode Island and any Notes issued by Blackstone, Newport or Ocean State will be valid and binding obligations of Blackstone, Newport or Ocean State, as the case may be, in accordance with the their terms.

     (d) The consummation of the Proposed Transactions will not violate the legal rights of the holders of any of the securities of Eastern, Montaup, Service, Blackstone, Newport or Ocean State, or of their parent company Eastern Utilities Associates ("EUA") or of EUA Energy Investment Corporation ("EUA Energy"), OSP Finance Company ("OSP"), and EUA Cogenex Corporation ("EUA Cogenex"), EUA Cogenex-Canada Inc. ("Cogenex-Canada"), Eastern Unicord Corporation ("Unicord"), EUA TransCapacity, Inc. ("TransCapacity"), Northeast Energy Management, Inc. ("NEM"), EUA Citizens Conservation Services, Inc. ("CCS"), EUA Highland Corporation ("Highland"), and EUA BIOTEN, Inc. ("BIOTEN"), associate companies of Eastern, Montaup, Service, Blackstone, Newport and Ocean State and Ocean State Power ("OSP I"), Ocean State Power II ("OSP II"), Rhode Island general partnerships.

     This opinion, in addition to being subject to the consummation of the Proposed Transaction in accordance with the Application-Declaration, is also subject to the following additional assumptions, exceptions and qualifications:

     (1) the due authorization by the Board of Directors of Eastern, Montaup, Service, Blackstone, Newport and Ocean State in connection with the issuance of their respective Notes;

     (2) compliance with such order or orders as the Securities and Exchange Commission may issue from time to time upon the Application-Declaration;

     (3) the accuracy of information furnished to us (a) as to the outstanding securities of Eastern, Montaup, Service, Blackstone, Newport and Ocean State or of EUA, EUA Energy, OSP, EUA Cogenex, Cogenex-Canada, Unicord, OSP I, OSP II, TransCapacity, NEM, CCS, Highland and BIOTEN, and (b) that there is no provision or condition in any note or other document in connection with outstanding short-term borrowings or any of those companies limiting any of the Proposed Transactions; and


     (4) that the enforceability of the Notes may be subject to and affected by applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance or other laws affecting the enforcement of the rights and remedies of creditors generally (including, without limitation, such as may deny giving effect to waivers of rights to debtors or guarantors); and such duties and standards as are or may be imposed on creditors, including, without limitation, good faith, reasonableness and fair dealing under any applicable statute, rule, regulation or judicial decision; and

     (5) that the enforceability of the Notes may be subject to and affected by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to specific performance or as to the availability of other equitable remedies or equitable relief of any kind).

     This opinion relates only to federal law and the laws of the Commonwealth of Massachusetts, and we express no opinion with respect to any other jurisdiction. To the extent that certain matters addressed may involve the laws of other states, we have assumed that such laws are not materially different from the laws of the Commonwealth of Massachusetts. We express no opinion with respect to the effect of the consummation of the Proposed Transactions on the legal rights of the holders of any of the securities of any associate companies of Eastern, Montaup, Service, Blackstone, Newport or Ocean State, other than those associate companies expressly set forth herein.

     We consent to the use of this opinion in connection with the Application-Declaration.

                                   Very truly yours,



                                   McDermott, Will & Emery